Exhibit 99.1

Omeros Corporation Reports Fourth Quarter and Year-End 2010 Financial Results

Seattle, WA – March 15, 2011 – Omeros Corporation (NASDAQ: OMER), a biopharmaceutical company committed to discovering, developing and commercializing products focused on inflammation, bleeding and disorders of the central nervous system, today announced financial results for the fourth quarter and year ended December 31, 2010.

Financial Results

Total operating expenses for the three months ended December 31, 2010 were $9.5 million, compared to $5.7 million for the same period in 2009. Total operating expenses for the year ended December 31, 2010 were $32.2 million, compared to $22.2 million in 2009. The increase in operating expenses for the fourth quarter and year ended December 31, 2010 was primarily due to increased research and development expense related to the Company’s Phase 3 clinical program evaluating OMS103HP in arthroscopic ACL reconstruction as well as its Phase 2b clinical trial evaluating OMS302 in patients undergoing cataract surgery. The increase was also due to expenses related to the advancement of Omeros’ preclinical-stage pipeline and increased costs associated with being a public company.

For the fourth quarter ended December 31, 2010, Omeros reported a net loss of $7.2 million, or $0.34 per share, compared to a net loss of $5.6 million, or $0.28 per share, for the same period in 2009. For the year ended December 31, 2010, the Company reported a net loss of $29.3 million, or $1.37 per share, compared to a net loss of $21.1 million, or $2.92 per share, in 2009.

At December 31, 2010, Omeros had cash and cash equivalents and short-term investments of $42.0 million, compared with $60.3 million as of December 31, 2009.

“We have reported significant progress across our development programs in recent months, including obtaining substantial funding for our GPCR program, successfully completing a Phase 1/2 program evaluating our urological product candidate OMS201 and the initiation of a program to advance a promising new antifibrinolytic agent to control surgical and traumatic bleeding,” said Gregory A. Demopulos, M.D., chairman and chief executive officer of Omeros. “While our primary focus remains on reporting data from our OMS103HP Phase 3 ACL program later this quarter, we also look forward to reporting data from our Phase 2b ophthalmology trial of OMS302 in the coming weeks.”

Fourth Quarter and Recent Highlights

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Omeros received $20.0 million from Vulcan and a grant award for $5.0 million from the Life Sciences Discovery Fund of Washington State (LSDF) to support the advancement of the Company’s GPCR program. In return, Vulcan and LSDF have a right to receive a percentage of net proceeds generated by the GPCR program. The Vulcan funding was obtained upon closing of the agreement; the LSDF funding will be drawn down as reimbursement for future qualified expenses.

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Expanded its exclusive license to phosphodiesterase 7 (PDE7) inhibitors from Daiichi Sankyo Co., Ltd. to include the fields of addiction and compulsive disorders. Currently, Omeros is advancing PDE7 inhibitors for these indications as well as for movement disorders in collaboration with the National Institute on Drug Abuse and The Michael J. Fox Foundation, respectively.

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Reported positive results from the Phase 1/Phase 2 clinical trial of OMS201, demonstrating that OMS201 was safe and well tolerated. OMS201 is the Company’s PharmacoSurgery™ product candidate for use in urology.

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Evaluated proof-of-concept models, and generated successful in vitro data, in connection with the series of compounds identified by Omeros that are functionally active at GPR87, an orphan GPCR linked to squamous cell carcinoma recently unlocked for drug development by the Company.

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Announced the identification of compounds that interact selectively with two orphan GPCRs linked to pancreatic cancer (GPR182) and cognitive disorders (GPR12). Together with the three previously unlocked orphans linked to squamous cell carcinoma (GPR87), obesity (GPR85) and appetite control (GPR101), Omeros has now successfully unlocked five orphan GPCRs for drug development.

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Announced the publication of an article regarding one of its antifibrinolytic agents in the February 11, 2011 issue of the Journal of Biological Chemistry, which was selected by the editors as one of the top one percent of papers reviewed by the Journal in terms of significance and overall importance.

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Confirmed that OMS103HP is eligible to be submitted for marketing approval in the European Union through the European Medicines Agency centralized procedure. OMS103HP is Omeros’ lead product candidate currently in a Phase 3 clinical program evaluating the drug’s safety and ability to improve postoperative joint function and reduce pain following anterior cruciate ligament reconstruction surgery.

•	Acquired GPCR assay technology, comprised of patents and other intellectual property rights, from Patobios Limited for a total of $10.8 million.

About Omeros Corporation

Omeros is a clinical-stage biopharmaceutical company committed to discovering, developing and commercializing products focused on inflammation, bleeding and disorders of the central nervous system. The Company’s most clinically advanced product candidates are derived from its proprietary PharmacoSurgery™ platform designed to improve clinical outcomes of patients undergoing a wide range of surgical and medical procedures. Omeros has six ongoing clinical development programs, including four from its PharmacoSurgery™ platform, the most advanced of which is in a Phase 3 clinical program, and two from its addiction franchise. Omeros may also have the near-term capability, through its GPCR program, to add a large number of new drug targets and their corresponding compounds to the market. Behind its clinical candidates and GPCR platform, Omeros is building a diverse pipeline of protein and small-molecule preclinical programs targeting inflammation, bleeding and central nervous system disorders.

Forward-looking Statements

This press release contains forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, which are subject to the “safe harbor” created by those sections. These statements include, but are not limited to, statements regarding the Company’s ability to report data this quarter from both its OMS103HP Phase 3 ACL program and its Phase 2b ophthalmology trial of OMS302; and that it may have capability, through its GPCR program, to add a large number of new drug targets and their corresponding compounds to the market. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, the risks, uncertainties and other factors described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2011. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

360.668.3701

jennifer@cwcomm.org

OMEROS CORPORATION

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Grant revenue	$976	$434	$2,105	$1,444
Operating expenses:
Research and development	6,947	4,638	23,465	16,929
General and administrative	2,586	1,111	8,746	5,273

Total operating expenses	9,533	5,749	32,211	22,202

Loss from operations	(8,557)	(5,315)	(30,106)	(20,758)
Investment income	21	25	167	214
Interest expense	(312)	(497)	(1,535)	(2,202)
Loss on extinguishment of debt	(296)	—	(296)	—
Other income (expense)	1,913	205	2,519	1,657

Net loss	$(7,231)	$(5,582)	$(29,251)	$(21,089)

Basic and diluted net loss per common share	$(0.34)	$(0.28)	$(1.37)	$(2.92)

Weighted-average shares used to compute basic and diluted net loss per common share	21,520,798	20,086,479	21,420,883	7,218,915

OMEROS CORPORATION

(A Development Stage Company)

CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	December 31, 2010	December 31, 2009
	(unaudited)
Cash and cash equivalents and short-term investments	$41,993	$60,305
Total assets	45,704	62,062
Total notes payable	9,755	12,758
Total current liabilities	15,874	11,090
Deficit accumulated during the development stage	(147,587)	(118,336)
Total shareholders’ equity	20,470	43,145